Exhibit 99.1

PRESORTED FIRST-CLASS MAIL U.S. POSTAGE PAID ADDISON, TX PERMIT NO. 36
15601 Dallas Parkway, Suite 600 Addison, TX 75001

Date Published 06/09 • IN • 403302

© 2009 Behringer Harvard

behringerharvard.com

200 South Wacker

Chicago, IL

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about

Behringer Harvard and its real estate programs,

please contact us at 866.655.3650.

First Quarter Overview

•                  The Bureau of Labor Statistics of the U.S. Department of Labor reported in June that the unemployment rate continued to rise, increasing to 9.4% . The commercial real estate industry’s performance is generally predicated on a sustained pattern of job growth.

•                  In its first quarter Office Market Fundamentals Report, Property and Portfolio Research noted that it expected overall office occupancy to continue to deteriorate. National office occupancy fell for the sixth consecutive quarter to 82.5% in the first quarter of 2009, with further losses forecasted to continue into mid-2010. Similar to these national trends, the REIT’s portfolio occupancy declined to 88.9% as of March 31, 2009, as compared to 90.3% at the end of 2008. Based on current economic conditions, we anticipate that our occupancy will continue to decline throughout the remainder of 2009 due to potential downsizing by tenants and declining demand for space in our markets.

•                  In June, the Federal Reserve Bank of Dallas reported that real estate lending within its district remains scarce. They also reported that maturing commercial real estate loans were being refinanced at lower loan-to-value ratios and lower values, if refinanced at all.

•                  In light of the historically weak economic environment, the board of directors recently met and determined it was critical to implement prudent capital preservation practices. In March, they voted to suspend the share redemption program in respect of ordinary redemptions until further notice and to continue to accept, until further notice, redemptions made on circumstances of a shareholder’s death, disability, or confinement to a long-term care facility. In May, they lowered the distribution rate to a 3.25% annualized rate assuming the share was purchased for $10.00, for those distributions payable to stockholders of record for April, May, and June 2009. The recent changes in the redemption policy and annualized distribution rate are both to protect shareholder value and position us to better navigate this economic cycle.

Financial Statements

•                  Our notes payable were $3.1 billion at March 31, 2009 and at December 31, 2008, which consists of $2.9 billion of mortgage loans collateralized by our properties and the $200.0 million term loan outstanding under our credit facility. At March 31, 2009, the stated interest rates on our notes payable had an effective weighted average interest rate of 5.75% with maturity dates that range from October 2010 to May 2017.

•                  This year we have no debt maturing, and in 2010, we have $260.1 million, or 8% of our debt maturing, $200.0 million of which represents the term loan under our credit facility, which can be extended for an additional year. In 2011, we have $542.8 million, or 18%, of our debt maturing. These loans are all property level non-recourse mortgage loans.

•                  Subsequent to quarter end, we modified our revolving credit facility. The amended credit facility adjusted the total amount of secured borrowings available under the credit facility to $193.0 million (with the potential to increase to $300.0 million under certain conditions), and we made an initial draw of $150 million and retired our $200 million term loan. The amended credit facility matures in December 2010, and may be extended one additional year upon payment of an extension fee.

•                  Rental revenue was $155.6 million during the first quarter of 2009, as compared to $139.3 million during the first quarter of 2008. Approximately $13.0 million of the $16.3 million increase over the prior year was attributable to properties acquired or consolidated during 2008.

•                  Net operating income (NOI) during the first quarter of 2009 was $82.5 million, as compared to $76.1 million for the same quarter one year ago.

•                  Funds from operations (FFO) for the first quarter of 2009 were $28.5 million, as compared to $26.8 million the same quarter one year ago.

Some numbers have been rounded for presentation purposes.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)	Mar. 31, 2009	Dec. 31, 2008
Assets
Real estate
Land	$546,732	$546,700
Buildings, net	3,501,349	3,529,309
Real estate under development	42,274	28,924
Total real estate	4,090,355	4,104,933

Cash and cash equivalents	274,679	337,458
Restricted cash	202,806	201,546
Accounts receivable, net	102,651	96,579
Prepaid expenses and other assets	17,590	9,213
Goodwill	11,655	11,655
Investments in unconsolidated entities	76,958	77,256
Deferred financing fees, net	32,011	34,229
Notes receivable	13,088	13,089
Lease intangibles, net	489,016	522,642
Total assets	$5,310,809	$5,408,600

Liabilities and equity

Liabilities
Notes payable	$3,063,405	$3,066,529
Accounts payable	9,662	13,596
Payables to related parties	2,404	8,300
Acquired below-market leases, net	146,217	152,870
Distributions payable	16,095	15,910
Accrued liabilities	119,453	125,986
Debentures	50,994	51,653
Deferred tax liabilities	3,319	3,450
Other liabilities	24,999	25,764
Total liabilities	3,436,548	3,464,058

Commitments and contingencies

Equity
Preferred stock, $.0001 par value per share; 17,500,000 shares authorized, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, 1,000 shares issued and outstanding	—	—
Common stock, $.0001 par value per share; 382,499,000 shares authorized, 291,078,965 and 288,807,752 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	29	29
Additional paid-in capital	2,600,259	2,579,030
Cumulative distributions and net loss	(732,844)	(641,704)
Accumulated other comprehensive loss	(10,179)	(10,747)
Behringer Harvard REIT I, Inc. stockholders’ equity	1,857,265	1,926,608
Noncontrolling interest	16,996	17,934
Total equity	1,874,261	1,944,542
Total liabilities and equity	$5,310,809	$5,408,600

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of March 31, 2009 and December 31, 2008, our unaudited, consolidated results of operations for the three month periods ended March 31, 2009 and March 31, 2008, and cash flows for the periods ended March 31, 2009 and March 31, 2008. A copy of the Company’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Company at its corporate headquarters.

Consolidated Statements of Cash Flows

	3 mos. ended	3 mos. ended
(in thousands)	Mar. 31, 2009	Mar. 31, 2008
Cash flows from operating activities
Net loss	$(45,443)	$(36,727)
Adjustments to reconcile net loss to net cash flows used in operating activities
Gain on sale of assets	—	(185)
Gain on sale of discontinued operations	—	(7,334)
Depreciation and amortization	72,116	67,179
Amortization of above/below market rent	(2,053)	(703)
Amortization of deferred financing and mark-to-market costs	2,172	2,267
Equity in earnings of investments	(210)	(600)
Distributions from investments	311	600
Change in accounts receivable	(6,072)	(3,777)
Change in prepaid expenses and other assets	(8,221)	(10,036)
Change in lease intangibles	(3,169)	(2,251)
Change in accounts payable	(245)	(1,769)
Change in accrued liabilities	(10,985)	(17,351)
Change in payables to related parties	(2,967)	630
Cash used in operating activities	(4,766)	(10,057)

Cash flows from investing activities
Return of investments	197	2,164
Purchases of real estate	—	(32,841)
Escrow deposits, pre-acquisition, and pre-disposition costs	—	1,032
Capital expenditures for real estate	(11,624)	(8,457)
Capital expenditures for real estate under development	(19,257)	(993)
Proceeds from sale of discontinued operations	—	26,544
Proceeds from sale of assets	—	260
Change in restricted cash	(1,260)	(27,871)
Cash used in investing activities	(31,944)	(40,162)

Cash flows from financing activities
Financing costs	(174)	—
Payments on notes payable	(3,055)	(78,912)
Payments on capital lease obligations	(22)	(15)
Issuance of common stock	—	91,822
Redemptions of common stock	(63)	—
Offering costs	(258)	(7,655)
Distributions	(21,144)	(15,730)
Conversion of debentures	(659)	(1,031)
Change in subscriptions for common stock	—	(2,984)
Change in subscription cash received	—	2,984
Change in payables to related parties	(694)	(993)
Cash used in financing activities	(26,069)	(12,514)

Net change in cash and cash equivalents	(62,779)	(62,733)
Cash and cash equivalents at beginning of period	337,458	94,947
Cash and cash equivalents at end of period	$274,679	$32,214

Consolidated Statements of Operations

	3 mos. ended	3 mos. ended
(in thousands, except share and per share amounts)	Mar. 31, 2009	Mar. 31, 2008

Rental revenue	$155,586	$139,282

Expenses
Property operating expenses	45,201	38,868
Interest expense	46,553	47,410
Real estate taxes	23,350	19,890
Property management fees	4,497	4,384
Asset management fees	7,358	6,751
General and administrative	3,059	1,062
Depreciation and amortization	72,116	65,674
Total expenses	202,134	184,039

Interest income	1,118	2,019

Loss from continuing operations before income taxes, equity in earnings of investments and gain on sale of assets	(45,430)	(42,738)

Provision for income taxes	(217)	(229)
Equity in earnings of investments	210	600
Loss from continuing operations	(45,437)	(42,367)

Discontinued operations
Loss from discontinued operations	(6)	(1,879)
Gain on sale of discontinued operations	—	7,334
Income (loss) from discontinued operations	(6)	5,455
Gain on sale of assets	—	185

Net loss	(45,443)	(36,727)
Add: Net loss attributable to noncontrolling interest	837	286

Net loss attributable to common stockholders	$(44,606)	$(36,441)

Basic and diluted weighted average shares outstanding	290,426,296	210,474,969
Basic and diluted net loss attributable to common stockholders per share:
Continuing operations	$(0.15)	$(0.20)
Discontinued operations	—	0.03

Basic and diluted loss per share	$(0.15)	$(0.17)

Amounts attributable to common stockholders
Continuing operations	$(44,600)	$(41,896)
Discontinued operations	(6)	5,455
Net loss attributable to common stockholders	$(44,606)	$(36,441)

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard REIT I, Inc. and our subsidiaries (which may be referred to as the “REIT,” the “Company,” “we,” “us,” or “our”), our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our investors in the future, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

These forward-looking statements are subject to various risks and uncertainties, including those discussed under Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2008, and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, that could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

Net Operating Income (NOI)(1)

	3 mos. ended	3 mos. ended
(in thousands)	Mar. 31, 2009	Mar. 31, 2008

Rental revenue	$155,586	$139,282

Operating expenses
Property operating expenses	45,201	38,868
Real estate taxes	23,350	19,890
Property management fees	4,497	4,384
Total operating expenses	73,048	63,142

Net operating income	$82,538	$76,140

Reconciliation to Net Loss

Net operating income	$82,538	$76,140

Interest expense	(46,553)	(47,410)
Asset management fees	(7,358)	(6,751)
General and administrative	(3,059)	(1,062)
Depreciation and amortization	(72,116)	(65,674)
Interest income	1,118	2,019
Gain on sale of assets	—	185
Provision for income taxes	(217)	(229)
Equity in earnings of investments	210	600
Loss from discontinued operations	(6)	(1,879)
Gain on sale of discontinued operations	—	7,334
Net loss	$(45,443)	$(36,727)

Funds From Operations (FFO)(2)

Net loss	$(45,443)	$(36,727)

Net loss attributable to noncontrolling interest	837	286
Adjustments
Real estate depreciation and amortization(3)	73,865	71,090
Gain on sale of depreciable real estate(4)	—	(7,334)
Non-controlling interest share of above adjustments(5)	(729)	(562)

Funds from operations (FFO)	$28,530	$ 26,753

Weighted average shares	290,426	210,475

FFO per share	$0.10	$0.13

(1) Net operating income (NOI), a non-GAAP financial measure, is defined as rental revenue, less property operating expenses, real estate taxes, and property management fees. Management believes that NOI provides the investor with a supplemental measure of the Company’s operating performance because NOI reflects the operating performance of its properties and excludes items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of NOI to GAAP net loss has been provided.

(2) FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

(3) This represents the depreciation and amortization expense of the properties we consolidated and our share of depreciation and amortization expense of the properties we account for under the equity method of accounting. The expenses of our unconsolidated interests are reflected in our equity in earnings of investments.

(4) This represents the gain on the sale of 9100 Mineral Circle.

(5) Reflects an adjustment for the noncontrolling third-party partners’ proportionate share of the real estate depreciation and amortization, an adjustment for the limited partnership unit holders’ proportionate share of the real estate depreciation and amortization and gain on sale of 9100 Mineral Circle.